Exhibit 99.2

November 9, 2020

Dear Shareholders:

It’s been an exciting first three months with Marrone Bio for me, and I’d like to start by recognizing the unwavering commitment of everyone in the company to meeting our customers’ needs and contributing to their success. I have seen it demonstrated in every aspect of the business, and our results so far this year reflect this passion.

I want to revisit three commitments we made to you, our shareholders, in our last earnings discussion:

●	One, we said we would continue to grow our base business, and we have.
●	Two, we said we would closely manage our operating expenses, and we are and will continue to do so.
●	And, three, we said we would continue to bring novel, efficacious ag biological products to the market, and we are on track to deliver on this commitment.

To the first two points, we reported third-quarter 2020 financial results today, with revenues of $8.8 million dollars for the quarter and $30.7 million dollars year-to-date. With another quarter of sales still to come, we already have surpassed our full-year revenues for 2019.

Gross margins were 56.7% for the third quarter and 58.6% year to date. We have delivered our ninth consecutive quarter of revenue growth, and eighth consecutive quarter of gross margins above 50%. From both a revenue and margin perspective, we are benefitting from our greater global reach, with a more diversified mix of products that deliver on performance, value and sustainability.

We’re also making progress on managing operating expenses relative to the growth of our revenues and gross profit. As a team, we are targeting to maintain operating expenses in line with 2020 levels, plus inflation. We believe this is a level of operating expenses that will still support our ability to grow, and that we believe will accelerate our path to profitability by essentially flattening the curve.

Long-term, our success is tightly linked to the diversification of our portfolio, whether it be the products we sell, the crops we serve or the geographies we reach. We are making significant gains in all three areas:

●	Over the next three years, our target is to grow seed and soil treatments to 40%-to-45% of our portfolio, and plant health products to 14% of our mix, as compared with less than 1% in 2019.
●	Specialty crops have been the foundation of our sales, but we also are making significant inroads into the row crops, including soybeans and corn. We are targeting that row crops will comprise half of our sales in 2023, up from one-third of our mix last year.
●	In 2023, our target sales should be roughly equal between North America and the rest of the world, a major change from 2019 when more than 90 percent of our sales were in North America.

Our research-and-development platform plays a key role in this mix shift. The team has undertaken an in-depth review to recast a pipeline that delivers the maximum value for all key stakeholders – including our grower customers, our distribution channel partners, and our shareholders. We believe our pipeline uniquely positions Marrone Bio as a clear leader in the research, development and commercialization of products within this rapidly growing sector of sustainable agriculture.

Our revised pipeline is different than what we have shown in prior years, but it is one that is rooted in customer needs, available resources and the greatest returns on investment. Some priorities have shifted, and we added new potential products from our recent acquisitions. The end result is powerful: We have a refreshed pipeline that has the potential to add approximately $50 million in incremental revenues in the 2026 timeframe, and $100+ million in incremental revenues by 2030.

In summary, we have created the platform for the next wave of growth. We are delivering on our commitments to expand internationally, diversify into row crops and tap new market segments in plant health, and seed and soil treatments. We can never say our work is done, but we are confident that we have the building blocks and the pipeline in place to succeed.

As always, we are grateful for your support, and encourage you to reach out to us with your questions and comments.

All the best,

Kevin Helash

Chief Executive Officer

Forward Looking Statements

This letter contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this letter regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the views of Marrone Bio Innovations, Inc. (“MBI”) as of any subsequent date. Examples of such statements include statements regarding margins for the third quarter of 2020 and remainder of the year, MBI’s future financial results and revenue growth, and plans for research and development. Such forward-looking statements are based on information available to MBI as of the date of this letter and involve a number of risks and uncertainties, some beyond MBI’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including the recent uncertainty in the global economy and industry-specific economy caused by the COVID-19 pandemic, consumer, regulatory and other factors affecting demand for MBI’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse decisions by regulatory agencies and other relevant third parties and any difficulty in integrating the acquired businesses. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the Securities and Exchange Commission. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this letter, whether as a result of new information, future events or otherwise.

Company Contact:

Kevin Helash, Chief Executive Officer

Phone: 530-750-2800

info@marronebio.com

Investor Relations:

Lucas A. Zimmerman

Senior Vice President

MZ Group – MZ North America

Main: 949-259-4987

MBII@mzgroup.us